EXHIBIT 21.1
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EXTENDED SYSTEMS INCORPORATED
LIST OF SUBSIDIARIES





  Advance Systems Limited (United Kingdom)
  Appreach, Inc. (Maryland, U.S.)
  Counterpoint Systems Foundry, Inc. (Oregon, U.S.)
  Extended Systems Benelux B.V. (Netherlands)
  Extended Systems Bristol Limited (United Kingdom)
  Extended Systems GmbH (Germany)
  Extended Systems Holdings Limited (United Kingdom)
  Extended Systems International, Inc. (Idaho, U.S.)
  Extended Systems Italia S.R.L. (Italy)
  Extended Systems Limited (United Kingdom)
  Extended Systems of Idaho, Inc. (Idaho, U.S.)
  Extended Systems of Wyoming, Inc. (Wyoming, U.S.)
  Extended Systems SARL  (France)
  Extended Systems U.S. Virgin Islands, Inc. (U.S. Virgin Islands) Rand Software Corporation (Vermont, U.S.)
  ViaFone Canada, Inc. (Canada)
  ViaFone SARL (France)
  Zebedee Software Limited (United Kingdom)